THIS AGREEMENT made the 12th day of February Two Thousand and One
BETWEEN all those persons whose respective names and addresses are set out in the First Schedule hereto (the "Vendors") of the one part and the person whose name and address are set out in the Second Schedule hereto (the "Purchaser") of the second part and LUI YIU WAH, holder of Hong Kong Identity Card No. Al85781(1), gentleman of 1/F., Liven House, 61-63 King Yip Street, Kwun Tong, Kowloon, Hong Kong (the "Vendor Guarantor") of the third part.

WHEREAS

(A) TOY CONCEPTS INTERNATIONAL LIMITED (the "Company") was incorporated in Hong Kong under the Companies Ordinance on 5 August 1993 as a private company limited by shares with an authorized share capital of HK$1,000,000.00 divided into 1,000,000 ordinary shares of HK$1.00 each, all of which have been issued and fully paid up as at the date hereof.

(B) The Vendors are respectively the registered holders of the number of shares in the Company as am set out opposite to their respective names in the third column of the First Schedule hereto at the date hereof (hereinafter referred to as "the Sole Shares") and each of the Vendors has the right, power and authority to sell and transfer the Sale Shares, free from any claims, debts, liens, options, preemption rights, charges, encumbrances, equities or adverse rights of any description together with all rights attached thereto and all dividends and distributions declared paid or made in respect thereof after the, date hereof.

(C) The Vendors have agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms and conditions and on the basis of the warranties, representations, undertakings, agreements and indemnities hereinafter mentioned.

NOW IT IS HEREBY AGREED as follows

1.       DEFINITIONS AND INTERPRETATION
         ------------------------------

1.1 In this Agreement, unless otherwise expressed or required by context, the following expressions shall have the respective meanings set opposite thereto, as follows:

         Expression                 Meaning
         ----------                 -------

         "Accounts"                 the unaudited profit and loss account for the year ended on and the unaudited balance sheet as at the Accounts Date of the
                                    Company together with the pro forma consolidated balance
                                    sheet of the Company for the financial period ended on the
                                    Accounts Date, a copy of which has been initialed by the
                                    Vendors for the purpose of identification and , annexed hereto as Annex A;




                                        1





         "Accounts Date"            31 March 2000;

         "Business Day"             any day on which banks in Hong Kong are officially open for business, except a Saturday;

         "Completion"               completion of the sale and purchase of the Sale Shares
                                    pursuant to Clause 4;

         "Completion Date"          the first Business Day after
                                    the fulfillment of the Conditions
                                    Precedent or June 1, 2001, whichever
                                    shall occur later, on which
                                    completion of the transactions set
                                    out in Clause 4.1 are to take place;

         "Conditions Precedent"     the condition precedent provided in Clause 2.1;

         "Consideration"            the purchaser price for the purchase of the Sale Shares as set out in Clause 3.1;

         "Deposits"                 the payment of the Consideration made by the Purchaser pursuant to Clause 3;

         "Disclosed"                fully and fairly disclosed to the Purchaser in this Agreement and the Disclosure Letter and the Accounts;

         "Disclosure Letter"        the disclosure letter dated
                                    the date of this Agreement, from the
                                    Vendors to the Purchaser annexed
                                    hereto as Annex B;

         "HK$"                      Hong Kong Dollars, the lawful currency of Hong Kong;

         "Hong Kong"                The Hong Kong Special Administrative Region of the
                                    People's Republic of China;

         "Purchaser's Solicitors"   Messrs. T.S. Tong & Co., at 8th Floor, Wing Lung Bank
                                    Building, 45 Des Voeux Road Central, Hong Kong;

         "Tax"                      and "Taxation" means any form of
                                    taxation, levy, duty, surcharge,
                                    contribution or imposition of
                                    whatever nature (including any fine,
                                    penalty, surcharge or interest in
                                    relation thereto) imposed by a
                                    local, municipal, governmental,
                                    state, federal or other body or
                                    authority iii Hong Kong;

         "Vendors' Solicitors"      Messrs. Chan, Lau & Wai at Room 601, Aon China Building,
                                    No.29 Queen's Road Central, Hong Kong;




                                        2





         "Warranties"               the representations, warranties, undertakings or indemnities made or given! by the Vendors in this Agreement;

         "US$"                      the United States of America Dollars, the lawful currency of the United States of America;

1.2 The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3 Reference herein to "Clauses" and "Schedules" are reference to clauses of and schedules to this Agreement.

1.4 Words and expressions in the singular include the plural and vice versa,

1.5 Reference to person include any public body and any body of persons, corporate or unincorporate.

1.6 Reference to Ordinances, statutes, legislations or enactments shall be construed as a reference to such Ordinances, statutes, legislations or enactments as may be amended or re-enacted from time to time and for the time being in force.

1.7      Recitals (A), (B) and (C) form part of this Agreement.

2.       CONDITIONS PRECEDENT FOR THE SALE AND PURCHASE OF SALE SHARES
         -------------------------------------------------------------

2.1. The respective obligations to affect Completion in accordance with Clause 4 of this Agreement shall be conditional upon the fulfillment of the condition that the due diligence investigation to be carried out pursuant to Clause 2.6 having been completed to the reasonable satisfaction of the Purchaser ("Conditions Precedent"). The Vendors and the Purchaser shall use all reasonable endeavors to procure the fulfillment of the Conditions Precedent as soon as possible but in any event before 1 June 2001 and the Vendors shall provide all reasonable assistance required by the Purchaser so as to fulfill the Conditions Precedent.

2.2 If the Conditions Precedent shall not have been fulfilled or waived on or before 1 June 2001 and the non-fulfillment is not attributable to the default of any of the parties hereto, this Agreement shall become null and void and of no legal effect and neither of the parties hereto shall have any claim and/or recourse against the other of them save and except any antecedent breach of the terms hereof and the Vendors shall forthwith thereafter refund and return the Deposits in full to the Purchaser without interest, costs or compensations whatsoever.

2.3 In the event that (other than due to the default of the Purchaser) the Vendors shall despite fulfillment or waiver of the Conditions Precedent fail to complete the sale of the Sale Shares to the Purchaser pursuant to the terms hereof and/or to carry out any of the Vendors' obligations herein, it shall be open to the Purchaser either to enforce the sale of the Sale Shares and the performance of the outstanding obligations by decree of specific performance against the Vendors or by written notice to the Vendors to forthwith rescind this Agreement whereupon the Deposits shall be refunded to the Purchaser forthwith but without prejudice to the Purchaser's right to claim for damages (if any) against the Vendors and all documents and things in respect of the Company previously delivered by the Vendors or the Vendors' Solicitors to the Purchaser or the Purchaser's Solicitors shall forthwith be returned to the Vendors or the Vendors' Solicitors.

2.4 In the event that (other than due to the default of the Vendors) the Purchaser shall despite fulfillment or waiver of the Conditions Precedent fail to complete the purchase of the Sale Shares and/or to pay the Consideration or any part thereof pursuant to the terms hereof, the Vendors may sue the Purchaser for specific performance of this Agreement or may by notice in writing to the Purchaser forthwith rescind this Agreement whereupon the Deposits shall be absolutely forfeited to the Vendors as liquidated damages but without prejudice to the right of the Vendors to claim for damages (if any) and specific performance of this Agreement against the Purchaser and all documents and things in respect of the Company previously delivered by the Vendors or the Vendors' Solicitors to the Purchaser or the Purchaser's Solicitors shall be returned to the Vendors or the Vendors' Solicitors.

2.5 The Purchaser may in its absolute discretion waive all of the Conditions. If the Vendors shall not receive from the Purchaser any objection or query in writing in relation to the business or any other matters concerning the Company on or before 1 June 2001, the due diligence review and investigation referred to in Clause 2.6 shall be deemed to have been carried out to the satisfaction of the Purchaser and the Conditions Precedent shall be deemed to have been fulfilled by the parties hereto or waived by the Purchaser.

2.6 The Purchaser shall be entitled to carry out a due diligence review and investigation of the business of the Company to such extent as is necessary for the transaction contemplated under this Agreement, such due diligence review to be completed on or before 1 June 2001. In order to facilitate such due diligence review, as soon as practicable after the date of this Agreement, the Vendors shall. procure the Company to make available for inspection to authorized representatives of the Purchaser all such information relating to the Company and such access to the premises and all books, title deeds, records, accounts, contracts relating to the Company as soon as practicable and other documentation of the Company as the Purchaser may reasonably request as soon as practicable.

2.7 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares shall be, completed simultaneously.

3.       PAYMENT
         -------

3.1 In November 2000, the Company advanced a refundable deposit in the amount of One Hundred Seventy Thousand ($170,000) to the Vendors as Consideration for the proposed purchase of the Shares.

3.2 If the Purchaser is not satisfied with the results of its due diligence investigation which expires on June 1, 2001, the Purchaser shall be entitled to a full refund of the $170,000 that was advanced to the Vendors.

3.3 The Purchaser's obligations set out in this Section 3 are conditional upon the compliance of all the applicable terms and conditions of this Agreement on the part of the Vendors,

4.       COMPLETION
         ----------

4.1 Completion of the sale and purchase of the Sale Shares shall take place on the tenth Business Day after the fulfillment of the Conditions Precedent or 1 June 2001, whichever shall occur later ("Completion Date") at the offices of Vendors' Solicitors, or at such date or place as may be mutually agreed by the parties hereto when the following business will be simultaneously transacted:

         4.1.1 The Vendors shall deliver and/or procure the delivery to the Purchaser or its nominee(s) the following

         4.1.1.1 instrument(s) of transfer in favor of the Purchaser and/or its nominee(s) in respect of the Sale Shares all duly executed by the Vendors or the registered holder of the Sale Shares;

         4.1.1.2 original share certificates and the relevant declarations of trust (if executed) in respect of the Sale Shares;

         4.1.1.3 such other documents as may be required to give a good and effective transfer of title to the Sale Shares to the Purchaser and/or its nominee(s) and to enable it/them to become the registered holder(s) thereof;

         4.1.1.4 written resignation of the Vendors directors of the Company with immediate effect after the appointment of the Purchaser's nominees as referred to in Clause 4.1.2(ii) of this Agreement and with acknowledgment that they have no claim or right of action against the Company for compensation for loss of office, termination of employment or otherwise;

         4.1.1.5 written resignation of the company secretary of the Company with immediate effect and with acknowledgment that they have no claim or right of action against the Company for compensation for loss of office, termination of employment or otherwise;

         4.1.1.6 written resignation, if required, of the Auditors (if any) of the Company;

         4.1.1.7 all other documents and papers whatsoever relating to the affairs of the Company as are in the possession or custody of the Vendors.

         4.1.2 The Vendors together with the other director(s) of the Company shall procure that a board meeting of the Company be held on Completion and shall procure the passing thereat of board resolutions to the following effect;

                  (i) approving the transfer of the Sale Shares to the Purchaser and/or its nominees and the registration of the appropriate share transfers subject to the same being duly stamped;

                  (ii) appointing three persons as may be nominated by the Purchaser as directors and appointing such person as may be nominated by the Purchaser as secretary of the Company and approving the resignation of the Vendors directors of the Company and the resignation of the existing company secretary of the Company.

         4.1.3 The Vendors shall do all that is necessary to ensure that the Sale Shares are duly transferred and registered in the name of the Purchaser (or its nominee(s)) and that the three persons as the Purchasers shall nominate are appointed as new directors of the Company.

4.2 The transactions described in Clause 4.1 shall take place at the same time so that in default of the performance of any such transactions the other party or parties shall not be obliged to complete the sale and purchase aforesaid (without prejudice to any further legal remedies).

5.       FURTHER OBLIGATIONS OF THE VENDORS PENDING COMPLETION
         -----------------------------------------------------

5.1 The Vendors shall procure that the business of the Company is and shall be operated in a manner consistent with past practices and shall use all reasonable endeavors to carry on the business of the Company in the best interest of the Company in the circumstances or then prevailing circumstances during the period from the date hereof until Completion. The Vendors shall procure that the Company shall not during the aforesaid period except with the prior consent in writing of the
         Purchaser:

         5.1.1 in any material way depart from the ordinary course of its day to day business either as regards the nature, scope or manner of conducting the same, or otherwise do anything whereby its financial position will be materially and adversely affected;

         5.1.2 sell or transfer or otherwise dispose of (other than in the ordinary course of business) any part of its assets, or waive any rights of material value or cancel or release any debt or claim, or create or permit to arise any encumbrance on or in respect of any part of its undertaking, property or assets save for any encumbrance arising by operation of law and without any default by the Vendors or the Company;

         5.1.3 discharge or satisfy (otherwise than in the ordinary course of business) any encumbrance, its undertaking, property or assets or any obligation or liability whether actual or contingent, or make any payment or enter into any commitment or obligation or any kind (other than in respect of normal trading accounts entered into on an arm's length basis and in the ordinary course of business where full payment is made directly between the original debtor and creditor so that the direct liability is discharged in fall);

         5.1.4 knowingly contravene or fail to comply with any obligation, statutory or otherwise, fail to perform and continue to perform in accordance with the terms of any material contracts, or knowingly terminate any material agreement, arrangement or understanding, or enter into any contract or arrangement outside the ordinary course of business of the Company;

         5.1.5 fail to duly reserve and preserve its material rights in respect of any actual or potential litigation, arbitration or other proceedings material to it, or fail to continue to maintain full force and effect all insurance policies now in effect or renewals thereof, and not knowingly default under any provision thereof and duly to give any notice and presentand maintain any claims under any such insurance policies;

         5.1.6 fail to duly file all reports or other documents required to be filed with governmental authorities or to duly observe and conform in all material respects to all applicable laws, or any consent, approvals, licences and permits in relation to its business or any or its, assets, or dispose of the ownership, possession, custody or control of any of its corporate or other books or records;

         5.1.7 issue any shares or other securities or loan capital or merge or consolidate with any other equity or take any steps with a view to dissolution, liquidation or winding up or do or permit to be done any act, deed or thing which might result in the same;

         5.1.8 appoint any director, secretary or (pursuant to any power of attorney or similar authority) attorney save for the purpose of Completion under this Agreement;

         5.1.9    declare, make or pay any dividend or under distribution;

         5.1.10 amend, vary or agree to amend or vary any material contract to which the Company is a party;

         5.1.11 lend any money to any of the directors or their respective associates or give any security over any of its assets to any of the directors or their respective associates in respect of any loan made to them;

         5.1.12 commit any act or omission which would constitute a breach of the Warranties set out in the Third Schedule hereto.

6.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
         --------------------------------------------

6.1 Save as Disclosed on or before the date hereof, the Vendors hereby represent and warrant to and undertake with the Purchaser that each of the matters set out in the Third Schedule are as at the date hereof and shall as at the Completion Date be true and correct and not misleading in all material respects.

6.2 Each of Warranties contained in this Agreement (including all Schedules) will survive the completion of the sale and purchase of the Sale Shares.

6.3 Nothing herein contained shall prejudice either or the parties' right to specific performance of this Agreement,

6.4 Each party hereby undertakes to execute and do and cause or procure to be executed and done all such other documents, instruments, acts and things as the other party may reasonably require in order to give effect to this Agreement.

6.5 The Vendors hereby agree and undertake to do execute and perform such further acts deeds, documents and things as the Purchaser may require effectively to vest the beneficial ownership of the Sale Shares in the Purchaser or its nominee(s) and to exercise and compel the exercise of all voting rights as directors and shareholders of or in the Company to procure that the Company to do all necessary acts and things to fulfill the obligations of the Vendors herein contained.

6.6 Each of the parties hereto hereby unconditionally and irrevocably represents to and warrants to the other that its entry into and performance of this Agreement will not be contrary to any applicable law.

6.7 The Vendors shall promptly notify the Purchaser in writing of any matter or thing which the Vendors become aware which is in breach of or inconsistent with any of the Warranties. Where the breach of the Warranty is not of a material nature, upon receipt of such notice by the Purchaser or at such time when the Purchaser becomes aware of the matter or thing which is in breach of or inconsistent with any of the Warranties, the Purchaser shall have the right to demand the Vendors to remedy or rectify the same by service of a written notice to the Vendors setting forth the particulars of such breach. Upon receipt of the written notice by the Vendors, the Vendors shall have 14 days from the date of such notice or until the Completion Date, whichever is the earlier, to rectify or remedy the breach.

6.8 Where the breach of Warranty is of a material nature or if the Vendors shall fail to remedy or rectify the breach within the prescribed period pursuant to Clause 6.7, the Purchaser may elect to rescind this Agreement. Upon such rescission, the Vendors shall forthwith refund the Deposits to the Purchaser.

6.9      (a)      The liability of the Vendors and the Vendor Guarantor in
                  respect of any breach of the Warranties and any terms and conditions of this Agreement shall be limited as provided in the following subclauses of this Clauses.

         (b) The Vendors and the Vendor Guarantor shall be under no liability in respect of a breach of any of the Warranties or any terms and conditions of this Agreements unless both of them shall have received written notice from the Purchaser prior to the 1st anniversary of the date of this Agreement giving details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn at the expiration of 3 months after the 1st anniversary of the date of this Agreement unless proceedings in respect, thereof shall then already have been commenced against the Vendors and Vendor Guarantor.

         (c) The Vendors and the Vendor Guarantor shall be under no liability in respect of any breach of the Warranties or any terms and conditions of this Agreement

                  (i) if such liability would not have arisen but; for something voluntarily done or omitted to be done (other than pursuant to a legally bindingcommitment created on or before Completion) by the Purchaser after Completion and otherwise than in the ordinary course of business;

                  (ii) if such liability arises by reason of an increase in the rates of taxation since the Accounts Date;

                  (iii) to the extent that provision or reserve in respect of such liability was made in the Accounts; or

                  (iv) to the extent that such liability arises or is increased as a result only of any increase in rates of tax made after Completion with retrospective effect;

                  (v) if such liability arises in respect of tax for which the Company is primarily liable and which arose in the ordinary course of business of the Company between Accounts Date and Completion;

         (d) The aggregate liability of the Vendors and the Vendor Guarantor in respect of any claim for breach of any of the Warranties or any terms and conditions of this Agreement shall be limited to the extent that the amount of such liability shall be computed after deducting therefrom

                  (i) the amount by which any taxation for which the Company is or may be assessed or accountable is reduced or extinguished as a result of such liability;

                  (ii) the amount by which any provision for tax (including deferred or provisional tax), bad or doubtful debts or contingent or other liabilities contained in the Accounts has proved at the date of the relevant claim to be in excess of the matter for which such provision was made; and

                  (iii) the amount of any taxation credits, relief or set-off due to or already received by the Purchaser or the Company (except to the extent that the same shall have been taken into account in the Accounts) and shall be further limited to the aggregate Consideration received by the Vendors hereunder. The Purchaser shall and shall procure the Company to reimburse to the Vendors and the Vendor Guarantor an amount equal to any sum paid by the Vendors or the Vendor Guarantor or any of them in respect of a claim under the Warranties which is subsequently recovered, or paid to the Purchaser or the Company by any third party provided that the Purchaser and/or the Company shall be entitled to deduct from the amount to be reimbursed to the Vendors and the Vendor Guarantor as aforesaid, any costs and expenses as may be incurred in the recovery of the sum so paid by the Vendors or the Vendor Guarantor or any part thereof from the third party.

         (f) Without prejudice to the liability of the Vendors and the Vendor Guarantor in respect of any breach of the Warranties or any term and conditions of this Agreement

                  (i) the Purchaser shall notify the Vendors and the Vendor Guarantor of any assessment or claim against the Purchaser and shall procure the Vendor Guarantor of any Company to notify the Vendors and the assessment or claim against the Company in respect of which (if valid) a claim would lie against the Vendors and the Vendor Guarantor under any of the Warranties forthwith upon the Purchaser or (as the case may be) the Company becoming aware of the same; and

                  (ii) The Vendors and the Vendor Guarantor shall be offered a reasonable opportunity at their expense of resisting in the name of the Purchaser or (as the case may be) the Company my such assessment or claim and shall at the Vendors' and/or the Vendor Guarantor's expenses be provided with or have made available to, them all information and documents of the Company and

                           (to the extent applicable) of the Purchaser reasonably required by them for the purpose Of such resistance as aforesaid, but subject to the Company and the Purchaser being indemnified to their reasonable satisfaction against all costs and expenses thereby incurred and to the Purchaser being kept fully informed of all steps proposed to be taken by the Vendors and/or the Vendor Guarantor and the Purchaser shall not and shall procure that the Company shall not without written consent (such consent shall not be unreasonably withheld) of the Vendors and the Vendor Guarantor admit, settle or discharge any such assessment or claim.

6A.      GUARANTEE BY THE VENDOR GUARANTOR
         ---------------------------------

         6A.1 The Vendor Guarantor hereby guarantees, unconditionally and irrevocably as primary obligor, to the Purchaser the due observance and performance by the Vendors of all the agreements, obligations, commitments and undertakings contained in this Agreement ("Vendors' Guaranteed Obligations") on the part of the Vendors to be observed and performed and that the Warranties given or provided by the Vendors to the Purchaser under this Agreement are true accurate and correct and the Vendor Guarantor undertakes and agrees that he will indemnify the Purchaser and keep the Purchaser fully indemnified on a full indemnity basis in respect of all losses, costs, expenses and damage whatsoever which may be sustained by the Purchaser by reason of or in consequence of any failure of the Vendors to carry out any such Vendors' Guaranteed Obligations or any breach of the Warranties' given or provided by the Vendors to the Purchaser under this Agreement.

         6A.2 The guarantee and indemnity provided by the Vendor Guarantor in this Clause 6A shall be a continuing guarantee and indemnity and shall cover all Vendors' Guaranteed Obligations and/or breach of the Warranties given or provided by the Vendors to the Purchaser under this Agreement notwithstanding the liquidation, incapacity or any change in the constitution of the Vendors or any settlement of account or variation or modification of this Agreement or any indulgence or waiver given by any party hereto or other matter whatsoever until the last claim whatsoever by the Purchaser against the Vendors has been satisfied in full,

         6A.3 Should any Vendors' Guaranteed Obligations or the Warranties given or provided by the Vendors to the Purchaser under this Agreement, which if valid or enforceable would be the subject of the guarantee and indemnity in this Clause 6A, be or become wholly or in part invalid or unenforceable against the Vendors by reason of any defect in or insufficiency or want of powers of the Vendors or irregular or improper purported exercise thereof or breach or want of authority by any person purporting to act on behalf of the Vendors or because any of the rights have become barred by reason of any legal limitation, disability, incapacity or any other fact or circumstance whether or not always known to the Purchaser, the Vendor Guarantor shall nevertheless be liable to the Purchaser notwithstanding the avoidance or invalidity of any term or condition of this Agreement whatsoever including (without limitation) avoidance under any enactment relating to liquidation in respect of that Vendors' Guaranteed Obligations or any of the Warranties given or provided by the Vendors to the Purchaser under this Agreement as if the same were wholly valid and enforceable.

         6A.4 The guarantee and indemnity provided by the Vendor Guarantor in this Clause 6A may be enforced against him by the Purchaser at any time without first instituting legal proceedings against the Vendors in the first instance or joining in the Vendors as a party or parties in the same proceedings against him.

         6A.5 For the avoidance of doubt, this Clause 6A shall be subject always to the relevant provisions of Clause 6.

7.       SEVERABILITY
         ------------

         If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

8.       ENTIRE AGREEMENT
         ----------------

         This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

9.       TIME
         ----

         9.1      Time shall be of the essence in this Agreement.

         9.2 No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

10.      ASSIGNMENT
         ----------

         This Agreement shall be binding on and shall enure for the benefits of the successors and assigns of the parties hereto but shall not be assigned by any party without the prior written consent of the other party.

11.      NOTICES AND OTHER COMMUNICATION
         -------------------------------

         11.1 Any notice required or permitted to be given hereunder shall be given in writing in the English language delivered personally or sent by post (airmail if overseas) or by facsimile message to the party due to receive such notice at its address as set out below (or such other address as it may have notified to the other parties in accordance with this Clause).

         11.2 A notice delivered personally shall be deemed to be received when delivered and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received seven Business Days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted o that the facsimile message was properly addressed and despatched as the case may be. A notice sent by facsimile message shall be deemed to have been received at the expiration of 24 hours after the time of despatch.

         11.3     (a)      For the purpose of delivery of notices under this
                           Agreement, the address and facsimile number of the Purchaser are:

                  Address    : Unit 519, Vanta Industrial Centre,
                               21-33 Tai Lin Pai Road, Kwai Chung,
                               New Territories, Hong Kong

                  Facsimile  : (852) 2480 5922
                  Attention  : Ms. Alicia Haskamp

         (b) For the purpose of delivery of notices under this Agreement, the address and facsimile number of the Vendors and the Vendor Guarantor are:

                  Address     : 1/F., Liven House, 61-63 King Yip Street,
                                Kwun Tong, Kowloon, Hong Kong

                  Facsimile   : (852) 2372 9139
                  Attention   : Mr. Lui Yiu Wah

12.      COSTS AND EXPENSES
         ------------------

         12.1 Each party shall bear their respective legal and professional fees, costs and expenses incurred in the negotiation, preparation and execution of this Agreement.

         12.2 All ad valorem stamp duty payable on the instruments of transfer and contract notes of the Sale Shares shall be borne by the Vendors on one, part and the Purchaser on the other part in equal shares. In the event that the Stamp Office requires any document(s), account(s) and/or balance sheet(s) of the Company for the purpose of assessing the amount of stamp duty payable, the Vendors shall at their own expenses arrange for the. production of such document(s), accounts) and/or balance sheet(s).

13.      CONFIDENTIAL
         ------------

         13.1 Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to

                  (a)      the provisions of this Agreement;

                  (b)      the negotiations relating to this Agreement;

                  (c)      the subject matter of this Agreement; or

                  (d)      the other party.

         13.2 Notwithstanding the other provisions of this clause, either party may disclose confidential information:

                  (a)      if and to the extent required by law;

                  (b) if and to the extent required by existing contractual obligations;

                  (c) if and to the extent required to vest the full benefit of this Agreement in that party;

                  (d)      to its professional advisors, auditors and bankers:,

                  (e) if and to the extent the information has come into the public domain through no fault of that party;

                  (f) if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed; or

         13.3 The restrictions contained in this clause shall apply without limit in time.

         13.4 No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to the relevant law and/or the rules and regulations of any regulatory bodies. Any announcement by any party required to be made pursuant to any relevant law and/or the rules and regulations of any regulatory bodies shall be issued only after such prior consultation With the other party as is reasonably practicable in the circumstances,

14.      GOVERNING LAW
         -------------

         14.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

15.      JOINT AND SEVERAL
         -----------------

         The obligations and liability of the Vendors under this Agreement shall be joint and several.


         IN WITNESS whereof the parties hereto have signed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED
by LUI KA SHING in the presence of:

         /s/ Wong Chun Hung                          /s/ Lui Ka Shing
         ------------------                          ----------------
         Trainee Solicitor
         Hong Kong SAR

SIGNED, SEALED AND DELIVERED
by LUI YU PIK KITTY in the presence of

         /s/ Wong Chun Hung                          /s/ Lui Yu Pik Kitty
         ------------------                          --------------------
         Trainee Solicitor
         Hong Kong SAR

SIGNED, SEALED AND DELIVERED
by LUI YIU WAH in the presence of

         /s/ Wong Chun Hung                          /s/ Wong Chun Hung
         ------------------                          ------------------
         Trainee Solicitor
         Hong Kong SAR

SEALED with the COMMON SEAL of INTERNATIONAL SMC (HK) LIMITED and signed by MR. JOHN KLECHA, a director in the presence of:

         /s/ IU TING KWOK                            /s/ John Klecha
         ---------------------                       ---------------
            Solicitor
         T.S. Tong & Co.
         Hong Kong SAR.

First Schedule    Name of Vendors
Second Schedule   Name of Purchaser
Third Schedule    Representations, Warranties and Undertakings
Annex A           Accounts
Annex B           Disclosure Letter
Schedule          1.  Staff List dated July 19, 2000
                  2.  List of Trade Debtors at March 31, 2000
                  3.  List of Trade Creditors at March 31, 2000
                  4.  List of Furniture and Fixtures
                  5.  Annual Return dated August 5, 2000
                  6.  Memorandum and Articles of Association with Special Resolution attached.
                  7.  Salary List dated October 14, 2000.
                  8.  Deed of Guarantee (undated singed Mr. Lui Yiu Wah
                  9.  Copy Trading & Profit & Loss Account from April 1st, 2000 to September 30, 2000 and
                  Balance Sheet as at September 30, 2000 of the Company